Exhibit 10.1

AMENDMENT to Asset Purchase Agreement

This AMENDMENT to Asset Purchase Agreement (this “Amendment”) is made as of the 28th day of March, 2019, by and between Celsion Corporation, a Delaware corporation (“Purchaser”), and EGWU, Inc., an Alabama corporation (“Company”). The aforementioned entities may be referred to individually as a “Party” or collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement (as defined below).

WHEREAS, on June 6, 2014, the Parties entered into that certain Asset Purchase Agreement for the purchase and sale of assets contemplated therein (the “Agreement”);

WHEREAS, Section 3.2(c)(i) of the Agreement requires that upon the achievement of the EGEN-001 Ovarian Cancer Milestone Purchaser shall make a one-time payment equal to $12,400,000 to Company (the “Payment”), payable in Purchaser Common Stock, cash, or any combination of Purchaser Common Stock and cash, such allocation to be made in Purchaser’s sole discretion;

WHEREAS, Section 3.2(c)(ix) of the Agreement defines the Earnout Term for the Purchaser’s obligations under the Agreement as terminating on the seventh (7th) anniversary of the Closing Date; and

WHEREAS, the Parties wish to amend the Agreement in accordance with Section 11(j) of the Agreement (a) to modify the Earnout Payment that is made by the Purchaser if the EGEN-001 Ovarian Cancer Milestone is achieved, (b) to extend the Earnout Term as it applies to Section 3.2(c)(i), and (c) to provide an immediate issuance of warrants to the Company for the common stock of the Purchaser as consideration for this Amendment.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	EGEN-001 Ovarian Cancer Payment. Section 3.2(c)(i) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(i) EGEN-001 Ovarian Cancer Payment. Upon the achievement of all of the following three (3) milestone conditions set forth in clauses (A), (B) and (C) below (collectively, the “EGEN-001 Ovarian Cancer Milestone”), the Purchaser will make a one-time payment to the Company (the “EGEN-001 Ovarian Cancer Payment”) in accordance with one of the two following options, at Purchaser’s election:

(1) The EGEN-001 Ovarian Cancer Payment will be $7,000,000; and, the Purchaser will make such payment in cash to the Company within ten (10) business days of the achievement of the EGEN-001 Ovarian Cancer Milestone; or

(2) The EGEN-001 Ovarian Cancer Payment will be $12,400,000; and, the Purchaser will make the payment to the Company (payable in Purchaser Common Stock, cash or any combination of Purchaser Common Stock and cash) within one (1) year of the achievement of the EGEN-001 Ovarian Cancer Milestone.

Within ten (10) business days of the achievement of the EGEN-001 Ovarian Cancer Milestone, Purchaser will notify the Company in writing, informing the Company of Purchaser’s election pursuant to clauses (1) and (2) above, which notification shall be binding on the Purchaser.

The EGEN-001 Ovarian Cancer Milestones are as follows:

(A) the first evaluable patient enrolled in the EGEN-001 Ovarian Cancer Study has received successful treatment with EGEN-001 in combination with a recognized first line standard therapy in accordance with the Protocol for the EGEN-001 Ovarian Cancer Study submitted by the Purchaser or any Purchaser Assignee and accepted by the FDA (the “EGEN-001 Ovarian Cancer Product”);

(B) the Purchaser or any Purchaser Assignee, as applicable, will request and has received agreement from the principal investigators comprising a steering committee for the EGEN-001 Ovarian Cancer Study for the continuation of the EGEN-001 Ovarian Cancer Study based on the successful treatment of the first evaluable patient; and

(C) the Purchaser or any Purchaser Assignee, as applicable, will request and has received an opinion from the Data and Safety Monitoring Board appointed for the EGEN-001 Ovarian Cancer Study for continuation of the EGEN-001 Ovarian Cancer Study based on the successful treatment of the first evaluable patient.

For purposes of this Section 3.2(c)(i), the term “successful treatment” means that the patient has received a full course of treatment in accordance with the Protocol for the EGEN-001 Ovarian Cancer Study without study-limiting serious adverse events directly attributable to EGEN-001, its method of administration or effects related to its use in combination with any treatment prescribed in the Protocol.”

“EGEN-001 Ovarian Cancer Study” means a randomized, multi-center Phase II Study to evaluate EGEN-001 in combination with a recognized first line standard therapy as set forth in the Protocol for such Phase II Study for the post-surgery and pre-chemotherapy treatment of patients who have been diagnosed for the first time with ovarian cancer or, in lieu of such study, any other Phase II Study conducted by the Purchaser or any Purchaser Assignee in their sole discretion for the evaluation of EGEN-001 with regard to ovarian cancer.

2.	Earnout Term. Section 3.2(c)(ix) of the Agreement is hereby deleted in its entirety and replaced with the following:

“Earnout Term. All of the Purchaser’s obligations relating to the EGEN-001 Ovarian Cancer Payment under Section 3.2(c)(i) shall terminate and be of no further force or effect on the eighth (8th) anniversary of the Closing Date, and all other obligations of the Purchaser’s under all other sections Section 3.2(c) shall terminate and be of no further force or effect on the eighth (8th) anniversary of the Closing Date (each, an “Earnout Term”). Notwithstanding the foregoing, however, the expiration of an Earnout Term shall not terminate, limit or otherwise modify the Purchaser’s obligation under this Section 3.2(c) to pay any Earnout Payment due as a result of any event occurring prior to the expiration of such Earnout Term.”

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3.	Warrants. In consideration for the Company entering into this Amendment, the Purchaser agrees to immediately issue to the Company an immediately exercisable warrant to purchase 200,000 shares of the Company’s common stock at an exercise price of $0.01 per share. If any of such shares become eligible for sale pursuant to Rule 144 without restriction and without the Company being in compliance with the current public information requirements of Rule 144, the Company shall, upon the request of the Purchaser, promptly remove any restrictive legend from the certificates for such shares.

4.	Ratification; Effect of Amendment. This Amendment will constitute an amendment to the Agreement pursuant to Section 11(j) thereof. The Agreement is amended by this Amendment only as specifically provided herein, the balance of the terms of the Agreement not amended hereby shall continue in effect, and the Agreement as amended hereby, shall continue in full force and effect.

5.	Counterparts; Facsimile/Email Signatures. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. This Amendment may be executed and delivered by facsimile or email signature.

6.	Authorization and Validity. Each Party to this Amendment hereby represents and warrants to each other Party that: (a) such Party has all requisite power and authority to execute and deliver this Amendment and (b) the execution and delivery of this Amendment has been duly and validly authorized by all necessary action on the part of such Party, and no other proceeding on the part of such Party is necessary to approve this Amendment.

7.	Governing Law. This Amendment shall be governed shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

purchaser

Celsion corporation

By:	/s/ Michael Tardugno
Name:	Michael Tardugno
Title:	Chairman, Chief Executive Officer and President

company

egWU, inc.

By:	/s/ J. M. Harris
Name:	J. M. Harris
Title:	President

[Signature Page to Second Amendment to Asset Purchase Agreement]